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                                                                     EXHIBIT 4.5


                                FIRST AMENDMENT
                                       TO
                       CONTINGENT VALUE RIGHTS AGREEMENT

         This First Amendment to Contingent Value Rights Agreement ("First Amendment") dated as of May 2, 1996 by and between Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), and First Union National Bank of North Carolina (the "Rights Agent").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Rights Agent have previously executed and delivered that certain Contingent Value Rights Agreement dated as of November 17, 1995 (the "Original Agreement" and, together with this First Amendment, the "Agreement");

         WHEREAS, the Company's Board of Directors has approved this First Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and the Rights Agent agree as follows:

         1. Unless otherwise defined in this First Amendment, all capitalized terms used herein shall have the meaning set forth in the Original Agreement.

         2. Section 1.05(b) of the Original Agreement is hereby amended to read, in its entirety, as follows:

         "(b)    the Company by the Rights Agent or by any Holder shall be
         sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 Attention:
         Chief Financial Officer, or at any other address previously furnished in writing to the Rights Agent by the Company."

         3. Section 8.01(c) is hereby added to the Original Agreement and reads, in its entirety, as follows:

         "(c) In the event that the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or is liquidated (each, a "Transaction"), the Holders of the CVRs shall be entitled to receive shares of the capital stock or securities
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         of the Surviving Person or such other consideration that holders of shares of the Common Stock received in such a Transaction as follows:

                 (1) in the event of a Transaction in which the consideration received by the holders of the Common Stock is shares of the capital stock or other securities of the Surviving Person, the Surviving Person shall issue to each Holder of a CVR Certificate at the Maturity Date, unless the Surviving Person shall, in its sole discretion, extend the Maturity Date to the Extended Maturity Date, then at the Extended Maturity Date, for each CVR held by such Holder, upon presentment by such Holder of such Holder's CVR Certificate, the number of shares of capital stock or other securities of the Surviving Person equal to a fraction, the numerator of which is the Adjusted Target Price (as defined below) minus the Adjusted Current Market Value (as defined below) per share and the denominator of which is the Adjusted Current Market Value per share; provided, however, in no event shall the Surviving Person (a) be required to issue a number of shares of its capital stock or other securities greater than
                          (i) 1.0 times the Conversion Ratio (as defined below) on the Maturity Date or (ii) 1.5 times the Conversion Ratio on the Extended Maturity Date and (b) issue shares of its capital stock or other securities which are not publicly traded to the Holders for any CVRs held by them. In the event that the shares of capital stock or other securities of the Surviving Person to be issued in a Transaction are not publicly traded, the consideration to be received by the Holders for any CVRs held by them in a Transaction shall be cash in accordance with the terms of Section 8.01(c)(2) hereof. All determinations by the Surviving Person in connection with this Section 8.01(c), absent manifest error, shall be final and binding on the Surviving Person and the Holders;

                 (2) in the event of a Transaction in which the holders of Common Stock receive cash, the Surviving Person shall pay to each Holder of a CVR Certificate, on the effective date of such a Transaction, for each CVR held by such Holder, upon presentment by such Holder of such Holder's CVR Certificate, an amount of cash equal to the Target Price minus the amount of cash received by the stockholders of the Company for one share of the Common Stock; provided, however, (i) in no event shall any Holder receive greater than $5.00 per CVR on or prior to the Maturity Date and $7.50 per CVR from and after the Maturity Date to and including the Extended Maturity Date and (ii) that in the event that the amount of cash per share received by the holders of the Common Stock is greater than the Target Price, the Holders shall not receive any cash for any CVRs held by them.





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                 (3)      As used in this Section 8.01(c), the following
                          capitalized terms shall have the following meanings:

                          (i) "Adjusted Current Market Value" per share means, with respect to the Maturity Date or the Extended Maturity Date, the median of the averages of the closing bid prices of the shares of capital stock or other securities of the Surviving Person received by the holders of Common Stock in a Transaction on the principal stock exchange on which such shares of capital stock or other securities are traded during each 20 consecutive Trading Day period that both begins and ends in the Valuation Period;

                          (ii) "Adjusted Target Price" means the Target Price divided by the Conversion Ratio; and

                          (iii) "Conversion Ratio" means the number of shares of capital stock or other securities of the Surviving Person received by the Holder of one (1) share of the Common Stock."

         3. Except as expressly amended hereby, the Original Agreement remains in full force and effect. Any references to the Original Agreement in the CVR Certificates shall refer to the Agreement as amended hereby.





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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                           ABRAXAS PETROLEUM CORPORATION



                                           By:
                                               --------------------------------
                                              Robert L. G. Watson,
                                              Chairman of the Board,
                                              Chief Executive Officer and
                                              President


ATTEST:


- --------------------------------
Stephen T. Wendel, Secretary



                                           FIRST UNION NATIONAL BANK OF
                                           NORTH CAROLINA



                                           By:
                                               --------------------------------
                                           Title:
                                                 ------------------------------





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